Exhibit 3.1

ARTICLES OF AMENDMENT

OF

GOVERNMENT PROPERTIES INCOME TRUST

Government Properties Income Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  At the Effective Time (as defined below), Article II of the Amended and Restated Declaration of Trust of the Trust (the “Declaration of Trust”) shall be amended to change the name of the Trust to Office Properties Income Trust.

SECOND:  At the Effective Time, the Declaration of Trust shall be amended to provide that every four (4) common shares of beneficial interest, $.01 par value per share (the “Common Shares”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable issued and outstanding Common Share, $.04 par value per share, without any further action by the Trust or the holder thereof (the “Reverse Split”).  No fractional shares shall be issued in connection with the Reverse Split. Shareholders of the Trust who otherwise would be entitled to receive fractional shares of beneficial interest shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests.

THIRD:  The amendments to the Declaration of Trust as set forth above have been duly approved by the board of trustees of the Trust, and no shareholder approval was required, pursuant to Sections 8-501(e)(2) and 8-501(f)(3) of the Maryland REIT Law.

FOURTH:  The amendments to the Declaration of Trust as set forth above shall take effect on December 31, 2018 at 5:00 p.m. Eastern Time (the “Effective Time”).

FIFTH:  Each undersigned officer of the Trust acknowledges these Articles of Amendment to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury.

[signature page follows]

IN WITNESS WHEREOF, these Articles of Amendment are hereby executed, as of December 31, 2018, in the name of and on behalf of the Trust by its Chief Financial Officer and Treasurer and attested by its Secretary.

ATTEST:		GOVERNMENT PROPERTIES INCOME TRUST

/s/ Jennifer B. Clark		By:	/s/ Mark L. Kleifges
Name:	Jennifer B. Clark	Name:	Mark L. Kleifges
Title:	Secretary	Title:	Chief Financial Officer and Treasurer

[Signature Page to Articles of Amendment of

Government Properties Income Trust Reverse Stock Split]